                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Kimberly-Clark Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                                                   March 8, 2000

Kimberly-Clark Corporation

                                                     WAYNE R. SANDERS
                                                     Chairman of the Board and
                                                     Chief Executive Officer

TO OUR STOCKHOLDERS:

      On behalf of the Board of Directors and management of Kimberly-Clark Corporation, I cordially invite you to the Annual Meeting of Stockholders to be held on Thursday, April 13, 2000, at 11:00 a.m. at the Corporation's World Headquarters, 351 Phelps Drive, Irving, Texas.

      At the Annual Meeting, stockholders will be asked to elect five directors for a three-year term and approve the selection of the Corporation's independent auditor. These matters are fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

      It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking and dating the enclosed proxy card, voting electronically using the Internet or using the telephone voting procedures.

      If you plan to attend the meeting, please check the card in the space provided or so indicate electronically or by telephone. This will assist us with meeting preparations, and will enable us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

                                                Sincerely,

                                            /s/ WAYNE R. SANDERS
                                                Wayne R. Sanders

                           KIMBERLY-CLARK CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 13, 2000

     The Annual Meeting of Stockholders of KIMBERLY-CLARK CORPORATION will be held at the Corporation's World Headquarters, 351 Phelps Drive, Irving, Texas, on Thursday, April 13, 2000, at 11:00 a.m. for the following purposes:

          1. To elect five directors for a three-year term to expire at the 2003 Annual Meeting of Stockholders;

          2. To approve the selection of Deloitte & Touche LLP as independent auditor; and

          3. To take action upon any other business which properly may come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on February 14, 2000 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     It is important that your shares be represented at the meeting. I urge you to sign, date and promptly return the enclosed proxy card in the enclosed business reply envelope, or vote using the Internet or telephone.

     The accompanying Proxy Statement also is used to solicit voting instructions for the shares of the Corporation's common stock which are held by the trustee of the Corporation's Salaried and Hourly Employees Incentive Investment Plans and Retirement Contribution Plan for the benefit of the participants in the plans. It is important that each participant in any of the plans sign, date and return the voting instruction card which is enclosed with the Proxy Statement in the business reply envelope provided or indicate his or her preference using the Internet or telephone.

                                             By order of the Board of Directors.

                                          /s/ RONALD D. MCCRAY
                                             Ronald D. Mc Cray
                                             Vice President and Secretary

P. O. Box 619100
Dallas, Texas 75261-9100
March 8, 2000

                                PROXY STATEMENT

KIMBERLY-CLARK CORPORATION
P. O. Box 619100
Dallas, Texas 75261-9100
March 8, 2000

INTRODUCTION

     The accompanying proxy is solicited on behalf of the Board of Directors of Kimberly-Clark Corporation for use at the Annual Meeting of Stockholders to be held on April 13, 2000 and at any adjournment thereof.

  Who Can Vote

     Each stockholder of record at the close of business on February 14, 2000 will be entitled to one vote for each share registered in the stockholder's name. As of that date, there were outstanding 551,425,485 shares of common stock of the Corporation.

  How You May Vote

     You may vote in person by attending the meeting or by completing and returning a proxy by mail, or vote using the Internet or the telephone. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card. To vote your proxy using the Internet, see the instructions on the proxy form and have the proxy form available when you access the Internet website. The web-page will prompt you to enter your control number; then follow the instructions to record your vote. You also may vote your proxy by telephone as described on the proxy form.

     The named proxies will vote your shares according to your directions. If you do not make any of the selections, proxies will be voted for the election of directors and the approval of the selection of the Corporation's independent auditor.

  How You May Revoke or Change Your Vote

     You may revoke your proxy before the time of voting at the meeting in the following ways:

     - by mailing a revised proxy to the Secretary of the Corporation

     - by changing your vote on the Internet website

     - by using the telephone voting procedures

     - by voting in person at the meeting

  Confidential Voting

     Stockholders' proxies are received by the Corporation's independent proxy processing agent, and the vote is certified by independent Inspectors of Election. Proxies and ballots that identify the vote of stockholders will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders request disclosure or write comments on their proxy cards, or in a contested matter involving an opposing proxy solicitation. During the proxy solicitation period, the Corporation will receive vote tallies from time to time from the independent proxy processing agent, but the tallies will provide aggregate data rather than names of stockholders. In addition, the agent will notify the Corporation if a stockholder has failed to vote so that he or she may be reminded and requested to do so.

  Costs of Solicitation

     The Corporation will bear the cost of preparing, printing and mailing materials in connection with this solicitation of proxies including the cost of the proxy solicitation, the expenses of brokers, fiduciaries and other nominees in forwarding proxy material to beneficial owners. In addition to the use of the mail, solicitation may be made by telephone or otherwise by regular employees of the Corporation. The Corporation has retained W.F. Doring & Co., Inc. to aid in the solicitation at a cost of approximately $10,000, plus reimbursement of out-of-pocket expenses.

  Votes Required/Voting Procedures

     A majority of the shares of the Corporation's common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. In all matters other than the election of directors, the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be the act of the stockholders. Abstentions are treated as votes against a proposal and broker non-votes have no effect on the vote.

  Dividend Reinvestment and Stock Purchase Plan

     The Corporation is mailing this Proxy Statement and voting materials, together with the 1999 Annual Report to Stockholders, to the stockholders on March 8, 2000. If a stockholder is a participant in the Corporation's Automatic Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full shares in the stockholder's account in the plan, as well as shares registered in the stockholder's name.

  Employee Benefit Plans

     The Corporation also is mailing on March 8, 2000 this Proxy Statement and voting materials, together with the 1999 Annual Report to Stockholders, to each participant in the Corporation's Salaried and Hourly Employees Incentive Investment Plans and Retirement Contribution Plan. The trustee of the Corporation's plans, U.S. Bank, as the stockholder of record of shares of the common stock of the Corporation held in the plans, will vote whole shares of stock attributable to each participant's interest in the plans in accordance with the directions the participant gives, or, if no directions are given by the participant, in accordance with the directions of the respective plan committee.

PROPOSAL 1. ELECTION OF DIRECTORS

GENERAL INFORMATION

     The Restated Certificate of Incorporation of the Corporation provides that the Board of Directors shall consist of not less than 11 nor more than 25 members, as determined from time to time by the affirmative vote of a majority of the entire Board of Directors, and that the Board shall be divided into three classes. Directors of one class are elected each year for a term of three years. As of the date of this Proxy Statement, the Board of Directors consists of 13 members, including Thomas J. Falk who was elected to the Board by the Board of Directors on November 16, 1999. Five of the directors (including Mr. Falk) have terms which expire at this year's Annual Meeting (Class of 2000), four have terms which expire at the 2001 Annual Meeting (Class of 2001), and four have terms which expire at the 2002 Annual Meeting (Class of 2002).

     The five nominees for director set forth on the following pages are proposed to be elected at the Annual Meeting to serve for a term to expire at the 2003 Annual Meeting of Stockholders (Class of 2003) and until their successors are elected and have qualified. Should any nominee become unable to serve, proxies may be voted for another person designated by management. All nominees have advised the Corporation that they will serve if elected. The remaining eight directors will continue to serve as directors for the terms set forth on the following pages, except for Mr. Levy (a director of the Class of 2001), who will reach the mandatory retirement age of 68 on November 16, 2000, at which time he plans to retire as a member of the Board of Directors and Mr. McPherson (a director of the Class of 2002), who will reach the mandatory retirement age of 68 on April 29, 2001, at which time he also plans to retire as a member of the Board of Directors.

     The nominees for director are such that immediately after the election of the nominees to the Board of Directors, a majority of all directors holding office shall be "Independent Directors" as that term is defined in By-Law 24 of the Corporation's By-Laws. Generally, By-Law 24 provides that individuals are Independent Directors if they are not employed by the Corporation or its subsidiaries or equity companies and do not have, and are not affiliated with an entity that has, business transactions or relationships with the Corporation or its subsidiaries that are required to be disclosed in the Corporation's proxy statement. The By-Law authorizes the Audit Committee of the Board of Directors to determine that an individual who has a transaction or relationship disclosed in the proxy statement is nevertheless an Independent Director if it determines by resolution that the person is independent of management and free from any relationship that would interfere with the person's independent judgment as a Board member.

CERTAIN INFORMATION REGARDING DIRECTORS AND NOMINEES

     The names of the directors continuing in office and nominees, their ages as of the date of the Annual Meeting, the year each first became a director, their principal occupations during at least the past five years, other directorships held by each as of the date hereof and certain other biographical information are set forth on the following pages by Class, in the order of the next Class to stand for election.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                     FOR A THREE-YEAR TERM EXPIRING AT THE
                      2003 ANNUAL MEETING OF STOCKHOLDERS
                                (CLASS OF 2003)

                             THOMAS J. FALK                           President and Chief
                                                                        Operating Officer
                             Mr. Falk, age 41, has served as President and Chief
                             Operating Officer of the Corporation since his election on
                             November 16, 1999. He previously had been elected Group
                             President - Global Tissue, Pulp and Paper in 1998,
                             responsible for the Corporation's global tissue businesses.
                             He also was responsible for the Wet Wipes and Neenah Paper sectors, Pulp Operations and Consumer Business Services,
[Photo]                      Environment and Energy and Human Resources organizations.
                             Mr. Falk joined the Corporation in 1983. His prior
                             responsibilities have included internal audit, finance and strategic analysis, and operations management. In 1993, he was elected Group President - Infant and Child Care and has held various senior management positions in the
                             Corporation's Consumer and Away From Home businesses in
                             North America and Europe since that time. Mr. Falk is a
                             member of the University of Wisconsin-Madison School of
                             Business Dean's Advisory Board and serves on the Board of
                             Directors of Newell Rubbermaid Inc. He has been a director of the Corporation since November 1999.

-----------------------------------------------------------------------------------------

                             WILLIAM O. FIFIELD                                   Partner
                                                                          Sidley & Austin
                             Mr. Fifield, age 53, has served as a partner in the law firm of Sidley & Austin since 1977. He is the managing partner in the firm's Dallas, Texas office, a member of the firm's
                             executive committee, and a member of the firm's space and
[Photo]                      new business committees. He has served the firm in a number of other administrative capacities, including co-chair of
                             the firm's committee on computers and legal technology,
                             co-chair of the firm's committee on practice development,
                             and a member of the firm's committees on accounting and
                             finance, assignment and compensation of associates, firm
                             functions, and international operations. He has been a
                             director of the Corporation since 1995.

-----------------------------------------------------------------------------------------

                             WAYNE R. SANDERS                       Chairman of the Board
                                                              and Chief Executive Officer
                             Mr. Sanders, age 52, has served as Chief Executive Officer of the Corporation since 1991 and Chairman of the Board of the Corporation since 1992. He previously had been elected
                             President and Chief Operating Officer in 1990. Employed by
[Photo]                      the Corporation since 1975, Mr. Sanders also has held
                             various other senior management positions in the
                             Corporation. Mr. Sanders is a director of Adolph Coors
                             Company, Coors Brewing Company, Texas Instruments
                             Incorporated and Chase Bank of Texas, National Association.
                             He also is a member of the Marquette University Board of
                             Trustees, is a national trustee of the Boys and Girls Clubs of America and is a member of the advisory board of the
                             Dallas-Fort Worth Directors Roundtable. He has been a
                             director of the Corporation since 1989.

-----------------------------------------------------------------------------------------

                             WOLFGANG R. SCHMITT                    Chairman of the Board
                                                                      Value America, Inc.
                             Mr. Schmitt, age 56, has served as Chairman of the Board of
                             Value America, Inc. since November 1999 and as Vice Chairman
[Photo]                      of the Board of Newell Rubbermaid Inc. since its inception on March 24, 1999 as a result of the merger of Newell Co.
                             and Rubbermaid Incorporated. Prior to the merger, he had
                             served as Chairman of the Board of Rubbermaid Incorporated since 1993, and as Chief Executive Officer since 1992. Mr.
                             Schmitt is a director of Parker Hannifin Corporation, and
                             serves as a trustee of Otterbein College. He has been a
                             director of the Corporation since 1994.

-----------------------------------------------------------------------------------------

                             RANDALL L. TOBIAS                          Chairman Emeritus
                                                                    Eli Lilly and Company
                             Mr. Tobias, age 58, served as Chairman of the Board and
                             Chief Executive Officer of Eli Lilly and Company from June
                             1993 until June 30, 1998. He served as Executive Chairman of
                             Eli Lilly and Company until his retirement on December 31,
[Photo]                      1998 and is serving as Chairman Emeritus since his
                             retirement. He previously had been Vice Chairman of the
                             Board of AT&T since 1986, and had been employed by AT&T
                             since 1964. Mr. Tobias is a director of Phillips Petroleum,
                             Inc., Agilent Technologies, Inc. and Knight-Ridder, Inc. He
                             is a member of the Business Council. He is chairman of the board of trustees of Duke University and a trustee of the
                             Colonial Williamsburg Foundation. He has been a director of the Corporation since 1994.

=========================================================================================


             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                              TERM EXPIRING AT THE
                      2001 ANNUAL MEETING OF STOCKHOLDERS
                                (CLASS OF 2001)


                             PASTORA SAN JUAN CAFFERTY                          Professor
                                                                    University of Chicago
                             Mrs. Cafferty, age 59, has been a Professor since 1985 at
                             the University of Chicago's School of Social Service
                             Administration where she has been a member of the faculty
[Photo]                      since 1971. Mrs. Cafferty is a director of the Peoples'
                             Energy Corporation, Bankmont Financial Corporation and its
                             subsidiaries, Harris Trust and Savings Bank, Harris Bancorp,
                             Inc. and Waste Management Holdings, Inc. and a Trustee of
                             the Lyric Opera Association and Rush-Presbyterian-St. Luke's
                             Medical Center in Chicago. She has been a director of the
                             Corporation since 1976.

-----------------------------------------------------------------------------------------

                             CLAUDIO X. GONZALEZ                    Chairman of the Board
                                                                    and Managing Director
                                                   Kimberly-Clark de Mexico, S.A. de C.V.
                             Mr. Gonzalez, age 65, has served as Chairman of the Board
                             and Managing Director of Kimberly-Clark de Mexico, S.A. de
                             C.V., an equity company of the Corporation and a producer of disposable consumer products, pulp, and writing and other
[Photo]                      papers, since 1973. He was employed by the Corporation in
                             1956 and by Kimberly-Clark de Mexico, S.A., the predecessor of Kimberly-Clark de Mexico, S.A. de C.V., in 1957. He is a
                             director of Kellogg Company, General Electric Company,
                             Unilever N.V., Unilever PLC, The Mexico Fund, Planet
                             Hollywood International, Banco Nacional de Mexico, Grupo
                             Industrial ALFA, Grupo Modelo, Grupo Carso, Telefonos de
                             Mexico and Televisa, and is a member of the International
                             Advisory Council of J.P. Morgan. He has been a director of the Corporation since 1976.

-----------------------------------------------------------------------------------------

                             LOUIS E. LEVY              Retired Partner and Vice Chairman
                                                                        KPMG Peat Marwick
                             Mr. Levy, age 67, served as a partner of KPMG Peat Marwick or its predecessor firms from 1968 until his retirement from that firm in 1990. He had been a member of the board of
                             directors of KPMG Peat Marwick or its predecessor firms from
[Photo]                      1978 until his retirement. In addition, he was Vice Chairman of KPMG Peat Marwick, responsible for Professional Standards and Quality Assurance. Mr. Levy is a member of the board of directors of Household International, Inc., the Deutsche
                             Bank/Alex Brown/Flag Investors Group of Mutual Funds and the
                             ISI Group of Mutual Funds. He is Chairman Emeritus of the
                             National Multiple Sclerosis Society. He has been a director of the Corporation since 1991.

-----------------------------------------------------------------------------------------

                             LINDA JOHNSON RICE     President and Chief Operating Officer
                                                         Johnson Publishing Company, Inc.
                             Mrs. Johnson Rice, age 42, has been President and Chief
[Photo]                      Operating Officer of Johnson Publishing Company, Inc., a
                             multi-media company, since 1987. She joined that company in
                             1980, and became Vice President in 1985. Mrs. Johnson Rice is a director of Bausch & Lomb Incorporated and Viad
                             Corporation. She has been a director of the Corporation
                             since 1995.

=========================================================================================

                              TERM EXPIRING AT THE
                      2002 ANNUAL MEETING OF STOCKHOLDERS
                                (CLASS OF 2002)

                             JOHN F. BERGSTROM       Chairman and Chief Executive Officer
                                                                    Bergstrom Corporation
                             Mr. Bergstrom, age 53, has served as Chairman and Chief
                             Executive Officer of Bergstrom Corporation, Neenah,
                             Wisconsin, for more than the past five years. Bergstrom
                             Corporation owns and operates automobile sales and leasing
[Photo]                      businesses and a credit life insurance company in Wisconsin.
                             Mr. Bergstrom is a director of the Wisconsin Energy
                             Corporation, Universal Foods Corporation, Banta Corporation,
                             The Catholic Diocese of Green Bay, The First National
                             Bank-Fox Valley, Midwest Express Holdings, Inc., and the
                             Green Bay Packers. He also is a member of the Board of
                             Trustees of Marquette University and the Medical College of
                             Wisconsin. He has been a director of the Corporation since
                             1987.

-----------------------------------------------------------------------------------------

                             PAUL J. COLLINS                                Vice Chairman
                                                                           Citigroup Inc.
                             Mr. Collins, age 63, has been Vice Chairman of Citigroup
                             Inc. since its inception in October of 1998 as a result of the merger of Citicorp and Travelers Group Inc. Prior to the merger, Mr. Collins was a Vice Chairman of Citicorp and its principal subsidiary, Citibank, N.A., since 1988. He
[Photo]                      previously was elected Senior Corporate Officer and Chief
                             Planning Officer of those companies in 1985, and Group
                             Executive of those companies in 1984. He joined Citicorp in
                             1961 and served as Executive Vice President prior to
                             becoming Group Executive. He is a director of Citicorp,
                             Citibank, N.A. and Nokia Corporation. Mr. Collins is a
                             trustee of Carnegie Hall Corporation, the Central Park
                             Conservancy, and the Glyndebourne Arts Trust. He has been a director of the Corporation since 1983.

-----------------------------------------------------------------------------------------

                             ROBERT W. DECHERD          Chairman of the Board, President,
                                                              and Chief Executive Officer
                                                                               Belo Corp.
                             Mr. Decherd, age 49, has served as Chairman of the Board and
[Photo]                      Chief Executive Officer of Belo Corp., a broadcasting and
                             publishing company, since January 1987. Mr. Decherd became
                             President of that company in January 1994, and previously
                             served as President from January 1985 through December 1986.
                             He has been a director of that company since 1976. Mr.
                             Decherd is a director of the Tomas Rivera Policy Institute and Geocast Network Systems, Inc. He has been a director of the Corporation since 1996.

-----------------------------------------------------------------------------------------


                             FRANK A. MCPHERSON             Retired Chairman of the Board
                                                              and Chief Executive Officer
                                                                   Kerr-McGee Corporation
                             Mr. McPherson, age 66, served as Chairman of the Board and
                             Chief Executive Officer of Kerr-McGee Corporation, a natural resources company, from 1983 until his retirement from these offices on February 1, 1997. He joined Kerr-McGee
                             Corporation in 1957 and held various assignments in oil,
                             natural gas and coal operations and chemical manufacturing.
[Photo]                      Mr. McPherson is a director of Conoco Inc., Tri-Continental
                             Corporation, Seligman Quality Fund, Inc., Seligman Select
                             Municipal Fund, Inc., Seligman Group of Mutual Funds, and
                             Bank of Oklahoma Financial Corporation. Mr. McPherson also is a member of the board of trustees of the Oklahoma Nature
                             Conservancy, and the Southwest Region Board of Trustees of
                             the Boys and Girls Clubs of America. He is a former
                             President of the Oklahoma Foundation for Excellence in
                             Education and a former director of the Federal Reserve Bank of Kansas City. He has been a director of the Corporation
                             since 1990.

-----------------------------------------------------------------------------------------

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of December 31, 1999 regarding the number of shares of the common stock of the Corporation beneficially owned by all directors and nominees, by each of the executive officers named in "Executive Compensation" below, and by all directors, nominees and executive officers as a group.

                   NAME OF INDIVIDUAL OR                           AMOUNT AND NATURE OF
                     IDENTITY OF GROUP                        BENEFICIAL OWNERSHIP(1)(2)(3)
                   ---------------------                      ------------------------------
John F. Bergstrom...........................................               17,000(4)
Pastora San Juan Cafferty...................................                5,734(5)
Paul J. Collins.............................................               10,400(5)
Robert W. Decherd...........................................                9,600(6)
John W. Donehower...........................................              315,810(7)(8)
O. George Everbach..........................................              336,947(7)
Thomas J. Falk..............................................              354,767(7)
William O. Fifield..........................................                6,400(5)
Claudio X. Gonzalez.........................................              144,438
Louis E. Levy...............................................                5,800(5)
Frank A. McPherson..........................................                8,600(5)(9)
Linda Johnson Rice..........................................                4,400
Wayne R. Sanders............................................            1,160,489(7)
Wolfgang R. Schmitt.........................................                3,400(5)
Kathi P. Seifert............................................              322,259(7)
Randall L. Tobias...........................................                9,400(5)
All directors, nominees and executive officers as a group...            2,943,557(7)(10)

---------------

 (1) Except as otherwise noted, the directors, nominees and named executive officers, and the directors, nominees and executive officers as a group, have sole voting and investment power with respect to the shares listed.

 (2) Each director, nominee and named executive officer, and all directors, nominees and executive officers as a group, own less than one percent of the outstanding shares of the Corporation's common stock.

 (3) For each director who is not an officer or employee of the Corporation or any of its subsidiaries or equity companies, share amounts include shares issued pursuant to the Outside Directors' Stock Compensation Plan. See "Executive Compensation -- Compensation of Directors."

 (4) Includes 1,600 shares held by a trust for Mr. Bergstrom's son and daughter for which Mr. Bergstrom serves as trustee. Also includes 5,000 shares held by Bergstrom Investments L.P., a partnership of which Mr. Bergstrom and his brother are general partners and their respective children are limited partners, and of which Mr. Bergstrom shares voting control.

 (5) In addition to the shares listed in the table which are beneficially owned, the following directors have stock credits allocated to their deferred compensation accounts as of December 31, 1999 under the Corporation's deferred compensation plan for directors: Mrs. Cafferty, 21,911 credits; Mr. Collins, 46,173 credits; Mr. Fifield, 4,839 credits; Mr. Levy, 7,038 credits; Mr. McPherson, 1,459 credits; Mr. Schmitt, 6,107 credits; and Mr. Tobias, 7,258 credits. The accounts reflect the election of the directors to defer into stock credits compensation previously earned by them as directors of the Corporation. Although these directors are fully at risk as to the price of the Corporation's common stock represented by stock credits, the stock credits are not shares of stock and the directors do not have any rights as holders of common stock with respect to the stock credits. See "Executive Compensation -- Compensation of Directors" for additional information concerning the deferred stock accounts.

 (6) Includes 1,200 shares held by Mr. Decherd's son, who has sole voting and investment power with respect to the shares.

 (7) Includes the following shares which could be acquired within 60 days of December 31, 1999 by: Mr. Donehower, 216,160 shares; Mr. Everbach, 260,518 shares; Mr. Falk, 271,008 shares; Mr. Sanders, 801,440 shares; Ms. Seifert, 284,056 shares; and all directors, nominees and executive officers as a group, 2,025,564 shares. Also, shares of common stock held by the trustee of the Corporation's Salaried Employees Incentive Investment Plan for the benefit of, and which are attributable to the accounts in the plan of, the respective directors, nominees and executive officers above are included in this table.

 (8) Includes 454 shares held by Mr. Donehower's daughter with respect to which Mr. Donehower shares voting and investment power with his daughter.

 (9) Mr. McPherson shares voting and investment power with respect to 6,200 shares.

(10) Voting and investment power with respect to 11,654 of the shares is shared.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     In 1999, the Corporation and certain of its subsidiaries retained the legal services of Sidley & Austin. William O. Fifield, a director of the Corporation, is a partner in that firm.

     The Corporation paid $147,000 to Bergstrom Corporation in 1999 for automobile rental and purchasing costs. John F. Bergstrom and Richard A. Bergstrom, his brother, own 75 percent and 25 percent, respectively, of Bergstrom Corporation. In addition, the Corporation leases office space in Neenah, Wisconsin from Neenah Downtown Redevelopment Associates Limited Partnership, a partnership engaged in the redevelopment of downtown real estate. John F. Bergstrom owns a 14 percent limited partner interest in the partnership. During 1999, rental payments made by the Corporation to the partnership were $695,000.

     Management believes that the amounts charged and paid in connection with the foregoing arrangements were reasonable compared with the amounts which would be charged and paid for similar services or products from other third parties. The Corporation expects to engage in similar transactions with those entities in 2000.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors met nine times in 1999. All of the incumbent directors attended at least 75 percent of the total number of meetings of the Board and committees of the Board on which they served.

     The standing committees of the Board include, among others, the Audit Committee, the Compensation Committee and the Nominating Committee.

     The Audit Committee, currently composed of Mr. Collins, Chairman, Mr. Decherd, Mrs. Johnson Rice, and Mr. Schmitt, met five times during 1999. The Committee selects, subject to stockholder approval, and engages an independent auditor to audit the books, records and accounts of the Corporation, determines the scope of the audits, and establishes policy in connection with internal audit programs of the Corporation.

     The Compensation Committee, currently composed of Mr. Levy, Chairman, Mrs. Cafferty, Mr. McPherson and Mr. Tobias, met three times during 1999. The nature and scope of the Committee's responsibilities are set forth below under "Executive Compensation -- Board Compensation Committee Report on Executive Compensation."

     The Nominating Committee, currently composed of Mr. McPherson, Chairman, Mrs. Cafferty, Mr. Decherd and Mr. Levy, met twice during 1999. The Committee proposes and considers suggestions for candidates for membership on the Board, and recommends candidates to the Board to fill Board vacancies. It also proposes to the Board a slate of directors for submission to the stockholders at the Annual Meeting.

STOCKHOLDER NOMINATIONS FOR DIRECTORS

     The Nominating Committee of the Board of Directors considers nominees recommended by stockholders as candidates for election to the Board of Directors at the Annual Meeting of Stockholders. A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting is required to give written notice to the Secretary of the Corporation of his or her intention to make a nomination. The notice of nomination must be received by the Corporation not less than 50 days nor more than 75 days prior to the stockholders' meeting, or if the Corporation gives less than 60 days notice of the meeting date, the notice of nomination must be received within 10 days after the meeting date is announced. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination. The Corporation may require that the proposed nominee furnish other information to determine that person's eligibility to serve as a director. A nomination which does not comply with the above procedure will be disregarded.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation for each of 1997, 1998 and 1999 awarded to, earned by, or paid to the chief executive officer and the four most highly compensated executive officers of the Corporation, other than the chief executive officer, whose total annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                                             -----------------------------------
                                              ANNUAL COMPENSATION                    AWARDS             PAYOUTS
                                     -------------------------------------   -----------------------   ---------
                                                                 OTHER       RESTRICTED   SECURITIES
                                                                 ANNUAL        STOCK      UNDERLYING     LTIP       ALL OTHER
                                                              COMPENSATION     AWARDS      OPTIONS      PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)        ($)(2)        ($)(3)       (#)(4)      ($)(5)        ($)(6)
---------------------------   ----   ---------   ---------    ------------   ----------   ----------   ---------   ------------
Wayne R. Sanders              1999    950,000    1,900,800(1)    2,339              0      400,000             0        4,800
Chairman of the Board         1998    950,000      367,488(1)    3,414              0      210,000             0        4,800
and Chief Executive Officer   1997    950,000      232,320(1)    3,506              0      180,000     1,792,841        4,800

John W. Donehower             1999    410,000      512,400(1)        0              0       60,000       334,341        4,800
Senior Vice President         1998    395,000      121,800       1,576              0       48,000             0        4,800
and Chief Financial Officer   1997    370,000       77,000       1,448              0       48,000             0        4,800

O. George Everbach            1999    420,000      512,400         396              0       70,000             0        4,800
Senior Vice President - Law   1998    405,000      121,800           0              0       48,000             0        4,800
and Government Affairs        1997    375,000       77,000         656              0       48,000             0        4,800

Thomas J. Falk                1999    465,000      673,440(1)    3,400        338,188      100,000             0        4,800
President and                 1998    425,000      289,425(1)    1,045              0       60,000             0        4,800
Chief Operating Officer       1997    400,000      114,204(1)    3,510              0       60,000       136,165        4,800

Kathi P. Seifert              1999    410,000      585,600           0        289,875       70,000       200,604        4,800
Executive Vice President      1998    385,000      141,288       8,586              0       48,000             0        4,800
                              1997    350,000      220,000       1,837              0       48,000       136,165        4,800

---------------

(1) Includes amounts voluntarily deferred by the executive officer under the Corporation's Deferred Compensation Plan. The Deferred Compensation Plan allows executive officers to defer portions of current base salary and bonus compensation otherwise payable during the year. See "Board Compensation Committee Report on Executive Compensation-Tax Deduction for Executive Compensation" below for a more complete description of the plan.

(2) Amounts shown consist of amounts reimbursed for federal and state income taxes on certain personal and spousal travel required for company purposes, and reimbursements by the Corporation of certain educational expenses incurred by executive officers pursuant to the Corporation's Educational Opportunities Plan. The value of these amounts did not, for any of the executive officers named above, exceed, in the aggregate, $50,000 in 1997, 1998 or 1999.

(3) Restricted stock awards are granted pursuant to the Corporation's 1999 Restricted Stock Plan and are valued at the closing price of the Corporation's stock on the date of grant, February 24, 1999 ($48.3125). The shares vest 100 percent on February 24, 2004. As of December 31, 1999, the number and value (based on the December 31, 1999 stock price of $65.44 per share) of total shares of restricted stock held by the executive officers are: Mr. Falk (7,000 shares; $458,080) and Ms. Seifert (6,000 shares; $392,640). Dividends are paid on restricted stock at the same rate paid to all stockholders of the Corporation. See "Board Compensation Committee Report on Executive Compensation-Restricted Stock Plan" below for a more complete description of the plan.

(4) The Corporation paid a stock dividend on April 2, 1997 to stockholders of record on March 7, 1997 in order to effect a two-for-one stock split of the Corporation's common stock (the "Stock Split"). The options are shown on a post-Stock Split basis.

(5) Participation share payments are made pursuant to the 1992 Equity Participation Plan (the "1992 Plan"). Each participation share is assigned a base value equal to the book value of one share of the Corporation's common stock as of the close of the fiscal year immediately prior to the award. The value is adjusted each quarter based on multiplying dividends declared per share of the Corporation's common stock during the quarter by the total number of participation shares and dividend shares in the participant's account. The normal maturity date of a participation share award is the close of the fiscal year in which the fifth or seventh anniversary of the date of the award occurs. The participant is entitled to receive a cash payment equal to the sum of (i) the increase (if any) in book value of the participation shares on the maturity date of the award over the base value of the shares, and (ii) the book value of the dividend shares on the maturity date (equal to the book value of an equivalent number of shares of the Corporation's common stock). In addition, the 1992 Plan provides that up to 50 percent of the payment of matured participation share awards may be made in the form of the Corporation's common stock as determined by the Compensation Committee when the award was granted.

(6) Amounts shown consist solely of the Corporation's matching contributions under the Corporation's Salaried Employees Incentive Investment Plan.

     The policies and practices of the Corporation pursuant to which the compensation set forth in the Summary Compensation Table was paid or awarded are described under "Board Compensation Committee Report on Executive Compensation" below.

     The following table sets forth information concerning grants of stock options during 1999 to each of the executive officers named in the Summary Compensation Table and the potential realizable value of the options at assumed annual rates of stock price appreciation for the option term.

                            OPTION GRANTS IN 1999(1)

                                                 INDIVIDUAL GRANTS
                                ----------------------------------------------------
                                NUMBER OF
                                SECURITIES    % OF TOTAL                                   POTENTIAL REALIZABLE VALUE AT
                                UNDERLYING     OPTIONS                                     ASSUMED ANNUAL RATES OF STOCK
                                 OPTIONS      GRANTED TO    EXERCISE OR                PRICE APPRECIATION FOR OPTION TERM(2)
                                 GRANTED     EMPLOYEES IN   BASE PRICE    EXPIRATION   -------------------------------------
             NAME                  (#)       FISCAL YEAR      ($/SH)         DATE       0%($)       5%($)          10%($)
             ----               ----------   ------------   -----------   ----------   -------   ------------   ------------
Wayne R. Sanders..............   400,000         7.6          48.3125      2/23/09      0         12,153,389     30,799,073
John W. Donehower.............    60,000         1.1          48.3125      2/23/09      0          1,823,008      4,619,861
O. George Everbach............    70,000         1.3          48.3125      2/23/09      0          2,126,843      5,389,838
Thomas J. Falk................   100,000         1.9          48.3125      2/23/09      0          3,038,347      7,699,768
Kathi P. Seifert..............    70,000         1.3          48.3125      2/23/09      0          2,126,843      5,389,838

---------------

(1) The plans governing stock option grants provide that the option price per share shall be no less than 100 percent of the market value per share of the Corporation's common stock at the date of grant. The term of any option is no more than 10 years from the date of grant. Options granted in 1999 become exercisable 30 percent after the first year following the grant thereof, an additional 30 percent after the second year and the remaining 40 percent after the third year; provided however, that all of the options become exercisable for three years upon death or total or permanent disability, and for five years upon the retirement of the officer. The options may be transferred by the officers to family members or certain entities in which family members have interests.

(2) The dollar amounts under these columns are the result of calculations assuming annual rates of stock price appreciation over the option term at the 5% and 10% rates set by, and the 0% rate permitted by, Securities and Exchange Commission rules and are not intended to forecast possible future appreciation, if any, in the Corporation's stock price.

     The following table sets forth information concerning exercises of stock options during 1999 by each of the executive officers who is named in the Summary Compensation Table and the value of each officer's unexercised options as of December 31, 1999 based on a closing stock price of $65.44 per share of the Corporation's common stock on that date:

                      AGGREGATED OPTION EXERCISES IN 1999
                   AND OPTION VALUES AS OF DECEMBER 31, 1999

                                                                              NUMBER OF
                                                                             SECURITIES        VALUE OF
                                                                             UNDERLYING       UNEXERCISED
                                                                             UNEXERCISED     IN-THE-MONEY
                                                                             OPTIONS AT       OPTIONS AT
                                                 SHARES                     DECEMBER 31,     DECEMBER 31,
                                                ACQUIRED        VALUE          1999(#)          1999($)
                                               ON EXERCISE     REALIZED     EXERCISABLE/     EXERCISABLE/
                     NAME                          (#)           ($)        UNEXERCISABLE    UNEXERCISABLE
                     ----                      -----------    ----------    -------------    -------------
Wayne R. Sanders..............................   313,278      12,434,749       546,439        13,758,151
                                                                               619,001         9,358,010
John W. Donehower.............................    74,446       2,891,855       164,559         4,155,743
                                                                               112,801         1,643,110
O. George Everbach............................         0               0       205,917         5,842,426
                                                                               122,801         1,814,360
Thomas J. Falk................................    85,728       3,121,142       199,007         5,227,415
                                                                               166,001         2,482,010
Kathi P. Seifert..............................    24,936       1,027,014       229,455         7,168,979
                                                                               122,801         1,814,360

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Corporation is composed entirely of Independent Directors. See "Proposal 1. Election of Directors -- General Information." The Board designates the members and the Chairman of the committee. The Compensation Committee also constitutes the stock option committee for the stock option plans of the Corporation disclosed in this Proxy Statement. In addition, the Compensation Committee is responsible for establishing and administering the policies governing annual compensation, restricted stock awards and long-term incentive awards. The Compensation Committee periodically evaluates the Corporation's compensation programs, and compares them with those of other companies, both within the Corporation's peer industry group and other large industrial companies.

     The companies the Compensation Committee uses for making base salary comparisons include some, but not all, of the companies appearing in the indexes of the performance graph below. The first group used for comparison is composed of 22 companies which have significant consumer businesses (the "Consumer Company Group"), of which the Corporation is about median in terms of annual sales and with which the Corporation competes in its businesses and/or for executive talent. The second group used for comparison is composed of 31 industrial companies with annual sales exceeding $5 billion (the "Industrial Company Group"), of which the Corporation is about median in terms of annual sales. Written salary information concerning the compensation practices of these two groups of companies was provided to the Corporation by two independent consultants.

     In determining the compensation to be paid to executive officers in 1999, the Compensation Committee employed compensation policies designed to align compensation with the Corporation's overall business strategy, values and management initiatives. These policies are intended to (i) reward executives for long-term strategic management and the enhancement of stockholder value through stock option, restricted stock and long-term incentive awards, (ii) support a performance-oriented environment that rewards achievement of internal company goals and recognizes company performance compared to the performance of similarly situated companies and of other large industrial companies through the annual payment of cash bonuses, and (iii) attract and retain executives whose abilities are considered essential to the long-term success and competitiveness of the Corporation through the Corporation's salary administration program.

     Salaries for 1999

     In determining base salaries of executive officers, the Compensation Committee compares the executive officers' salaries to those for similar positions in the two groups of companies referred to above, with primary emphasis placed upon the Consumer Company Group so that the Committee may compare data on specific salary levels for comparable positions. The Compensation Committee's policy is to set executive officers' salaries at or near the median salary level of these companies, with the salary of the Chief Executive Officer set at or near the median salary level for chief executive officers of the Consumer Company Group (see "1999 Compensation of the Chief Executive Officer" below). In implementing the policy, the Compensation Committee also considers the individual performance of the officer, the performance of the unit over which the officer has responsibility (primarily based upon growth in the operating profit of the unit), the performance of the Corporation (primarily based upon growth in earnings per share and shareholder return), and the officer's tenure. No specific weight is assigned to any individual factor. Salary actions taken by the Compensation Committee with respect to the executive officers in 1999 were consistent with the policies and practices described above.

     Cash Bonus Awards for 1999

     The cash bonus awards for 1999 set forth in the Summary Compensation Table were based on the Corporation's Management Achievement Award Program. The Compensation Committee's policy is to provide opportunities to an executive officer for cash bonuses under the program which, together with his or her base salary, are within the third quartile (that quartile between the 50th and 75th percentiles) of compensation for the Industrial Company Group if the officer's goals have been fully met during the year. In determining the target cash bonus awards, the Compensation Committee considers data for the Industrial Company Group and periodically reviews data for the Consumer Company Group.

     Actual annual cash bonus awards are determined by measuring performance against specific goals established at the beginning of each year. The goals for 1999 took into account, depending on the responsibility of the individual, the performance of the group or unit with which the individual is associated (primarily based upon growth in the operating profit of the unit) and the overall performance of the Corporation (based upon the Corporation's long-term goal of maintaining growth in earnings per share from operations (the "EPS Goal") and its long-term goal of exceeding the S&P 500 index for total shareholder return (the "Shareholder Return Goal")). The cash bonus awards paid for 1999 with respect to the EPS Goal and Shareholder Return Goal were primarily in recognition of the progress, as determined by the members of the Board of Directors who are Independent Directors, made by the Corporation during the year toward attaining the Goals. An executive officer's goals are designed to reflect the relationship of his or her responsibilities to the Corporation's EPS Goal and Shareholder Return Goal. The goals described above may or may not be equally weighted and will vary from one executive officer to another. The opportunities for cash bonus awards for the executive officers in 1999 were consistent with the policies and practices described above.

     Based upon comparison of the most recent data provided by the independent consultants described above, the cash bonuses paid for 1999 to the named executive officers, taken together with base salaries, were within the fourth
(top) quartile of compensation for comparable officers in the Industrial Company Group.

     Participation Shares and Stock Options

     The Corporation maintains the 1992 Equity Participation Plan pursuant to which stock option grants and long-term incentive awards have been made to executive officers in 1999 and also maintains the 1986 Equity Participation Plan (collectively, the "Equity Plans"). The Equity Plans are intended to provide a means of encouraging the acquisition of an ownership interest in the Corporation by employees, including executive officers, who contribute materially by managerial, scientific or other innovative means to the success of the Corporation, thereby increasing their motivation for and interest in the Corporation's long-term success.

     The 1986 Equity Participation Plan has expired, and no additional awards can be made under the plan. However, all awards outstanding on the expiration date remain in effect in accordance with its terms. Only stock option awards are currently outstanding under the 1986 Equity Participation Plan.

     The number of long-term incentive or stock option awards granted to an executive officer is based principally on the officer's position and the compensation practices of the Consumer Company Group. The Compensation Committee's policy is for the value of the awards, on an annualized basis, to be within the third quartile (that quartile between the 50th and 75th percentiles) with respect to similar awards made by the companies comprising the group. In implementing the policy, the Compensation Committee also considers the individual performance of the officer. The Committee does not determine the size of the grants by reference to the amount and value of awards currently held by an executive officer. However, the Compensation Committee takes into account the timing and nature of prior grants to an executive officer. The payout resulting from any long-term incentive or stock option award is based on the growth in the book value (plus the applicable dividend rate) and market value, respectively, of the Corporation's common stock subsequent to the grant of the awards.

     The 1992 Plan employs book value through the use of participation shares and dividend shares, each of which, when awarded, is credited to a participant's memorandum account. For a description of the material terms of participation share awards pursuant to the 1992 Plan, see note 5 to the table above entitled "Summary Compensation Table." No grants of participation shares were made in 1999 and it is the intent of the Compensation Committee that no further awards of participation shares will be made.

     The Equity Plans also employ market value as a basis for rewarding past performance and as a motivation for future performance through the use of tax-qualified and nonqualified stock options. For a description of the material terms of stock option grants pursuant to the Equity Plans, see note 1 to the table above entitled "Option Grants in 1999."

     Restricted Stock Plan

     The Corporation adopted, effective January 1, 1999, a restricted stock plan (the "Restricted Stock Plan") under which selected key employees, including the executive officers, may be granted awards of restricted stock and restricted stock units. Participants have the right to vote with respect to the restricted shares and receive dividends. The restricted stock awards vest three to ten years from the date of grant at the discretion of the Compensation Committee. The plan provides that restricted stock units may be paid in cash or shares of the Corporation's stock, or a combination of both, at the maturity of the award. It is the policy of the Compensation Committee that awards made pursuant to the Restricted Stock Plan are to be granted less frequently than awards made pursuant to the Equity Plans.

     1999 Compensation of the Chief Executive Officer

     It is the policy of the Compensation Committee to review and adjust the Chief Executive Officer's salary every two years. The Committee last increased the salary of the Chief Executive Officer in 1997 based on the policies and practices described above. The Compensation Committee granted additional stock options to the Chief Executive Officer in lieu of an increase in his salary in 1999. Based upon comparison of the data provided by the independent consultants described above, Mr. Sanders' salary in 1999 was in the second quartile (below the median) of salary levels of the chief executive officers of the Consumer Company Group. Mr. Sanders' salary is below the target level because of the Compensation Committee's decision to award additional stock options in 1999 instead of increasing Mr. Sanders' salary.

     The cash bonus paid to Mr. Sanders for 1999 was primarily in recognition of the progress, as determined by the members of the Board of Directors who are Independent Directors, made by the Corporation during the year toward attaining the Corporation's EPS Goal and Shareholder Return Goal. Because target levels with respect to these goals were significantly exceeded during 1999, the bonus award to Mr. Sanders for 1999 was 200 percent of the target bonus level. Based upon comparison of the most recent data provided by the independent consultants described above, the bonus, taken together with Mr. Sanders' base salary, was in the fourth quartile (above the 75th percentile) of the compensation paid to chief executive officers of the Industrial Company Group.

     Alignment of Executive Compensation with Corporate Performance

     The Compensation Committee believes that executive compensation for 1999 adequately reflects its policy to align the compensation with overall business strategy, values and management initiatives, and to ensure that the Corporation's goals and performance are consistent with the interests of its stockholders.

     Tax Deduction for Executive Compensation

     The Committee has determined that it is not in the stockholders' interests to modify the Corporation's Management Achievement Award Program plan to enable the Corporation to meet the requirements of the federal tax code provisions which limit to $1 million the deductibility of annual cash compensation paid to any executive officer named in the Summary Compensation Table for corporate income tax purposes. The Committee believes that it is in the stockholders' interests for the Committee to retain discretion in the awarding of cash bonuses to the officers to better ensure that the bonus which is paid to each officer reflects the officer's contribution to the achievement of the Corporation's EPS Goal and Shareholder Return Goal.

     However, the Corporation has adopted a deferred compensation plan in response to limitations on executive compensation deductibility which allows each executive officer to defer all salary in excess of $1 million for any fiscal year. In addition, the deferred compensation plan allows each executive officer to defer all or a portion of his or her bonus for any fiscal year. While the deferred compensation plan remains unfunded, in 1994 the Board of Directors approved the establishment of a trust and authorized the Corporation to make contributions to the trust in order to provide a source of funds to assist the Corporation in meeting its liabilities under the deferred compensation plan. The plan permits the officers to limit their annual cash compensation to the $1 million limitation which may be deducted by the Corporation for federal income tax purposes. A deferral will result in the possible deduction by the Corporation of compensation when paid; however, there is no obligation on any executive officer to defer any amounts during any fiscal year. The Corporation has determined that the impact to the Corporation of being unable to deduct that portion of the cash bonus paid to officers which, together with their annual salary, exceeds $1 million will be minimal. In 1999, the Chief Executive Officer elected to defer all amounts of his salary and bonus in excess of $1 million.

     Furthermore, in order to maximize the deductibility of the compensation paid to the Corporation's executive officers, the Corporation's 1992 Equity Participation Plan, as amended, ensures that compensation resulting from the exercise of stock options and payments made in connection with participation share awards will be fully deductible.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Louis E. Levy, Chairman
Pastora San Juan Cafferty
Frank A. McPherson
Randall L. Tobias

     EXECUTIVE STOCK OWNERSHIP

     To further align management's financial interests with those of the stockholders, the Corporation announced in November 1999, the implementation of new stock ownership guidelines for approximately 400 key managers, including the executive officers. Most officers, and all executive officers, are required to own the Corporation's stock in an amount equivalent to three times their annual salary. The Chief Executive Officer is required to own an amount of the Corporation's stock which is six times his annual salary. These guidelines have been met or exceeded by each of the executive officers.

     PERFORMANCE GRAPH

                                 Comparison of
                    Five Year Cumulative Total Return Among
          Kimberly-Clark, S&P 500, Former Peer Group & New Peer Group

     The New Peer Group index has been changed from the Former Peer Group index used in the 1999 proxy statement. Pope & Talbot, Inc., Champion International, Paragon Trade Brands, Inc., International Paper Company and Mead Corporation have been removed from the index and Georgia-Pacific Corp. and The Gillette Company have been added to the New Peer Group. In recent years the Corporation has been undergoing a transition to a global consumer products company based on a strategy of building on its core technologies, well-known trademarks and consumer product franchises. In addition, the Corporation has been seeking opportunities to expand its health care business. Consistent with this strategy, the Corporation has since 1992 completed over 30 strategic acquisitions and approximately 20 strategic divestitures. During 1999, the Corporation closed its pulp mills in Mobile, Alabama and Miranda, Spain and completed the sale of approximately 530,000 acres of timberlands, significantly reducing its pulp production. Those companies removed from the Corporation's peer group, were removed because they are primarily pulp and paper companies. In addition, Paragon Trade Brands, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. Georgia-Pacific Corp. was added to the New Peer Group because of its significant consumer and away-from-home tissue businesses. The Gillette Company was added to the New Peer Group because it is a global consumer product company of similar size to the Corporation. Both the Former Peer Group and the New Peer Group are included in the presentations below.

                    FORMER                                          NEW
           CUSTOM PEER GROUP INDEX                        CUSTOM PEER GROUP INDEX
           -----------------------                        -----------------------
                The Clorox Co.                                 The Clorox Co.
          Colgate-Palmolive Company                      Colgate-Palmolive Company
               Fort James Corp.                               Fort James Corp.
              Johnson & Johnson                              Johnson & Johnson
          Paragon Trade Brands, Inc.                    The Procter & Gamble Company
             Pope & Talbot, Inc.                               Unilever Group
         The Procter & Gamble Company                      Georgia-Pacific Corp.
                Unilever Group                              The Gillette Company
            Champion International
         International Paper Company
               Mead Corporation

     The graph below treats as a special dividend the distribution on November 30, 1995 of one share of common stock of Schweitzer-Mauduit International, Inc. for every 10 shares of the Corporation's common stock held of record on November 13, 1995. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                            TOTAL SHAREHOLDER RETURN

               MEASUREMENT PERIOD                    KIMBERLY-
             (FISCAL YEAR COVERED)                     CLARK            S&P 500          PEER GROUP
DEC 93                                                      100.00            100.00            100.00
DEC 94                                                      100.30            101.32            112.71
DEC 95                                                      173.96            139.40            152.57
DEC 96                                                      204.72            171.40            190.86
DEC 97                                                      216.12            228.59            268.94
DEC 98                                                      243.96            293.91            333.34

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999, the following Directors served, and currently are serving, as members of the Compensation Committee of the Board of Directors of the
Corporation: Louis E. Levy, Chairman; Pastora San Juan Cafferty; Randall L. Tobias; and Frank A. McPherson.

     Wayne R. Sanders, Chairman of the Board and Chief Executive Officer of the Corporation, serves as a member of the compensation committee of the board of directors of Kimberly-Clark de Mexico, S.A. de C.V. Claudio X. Gonzalez, Chairman of the Board and Managing Director of Kimberly-Clark de Mexico, S.A. de C.V., serves as a member of the Board of Directors of the Corporation.

     DEFINED BENEFIT RETIREMENT PLAN

     The table below illustrates the estimated annual standard pension benefit payable upon retirement in 1999 at specified compensation levels and years of service classifications.

                               PENSION PLAN TABLE

                                                     YEARS OF BENEFIT SERVICE
                       ------------------------------------------------------------------------------------
                          15         20          25           30           35           40           45
REMUNERATION            YEARS      YEARS       YEARS        YEARS        YEARS        YEARS        YEARS
------------           --------   --------   ----------   ----------   ----------   ----------   ----------
$ 200,000............  $ 45,000   $ 60,000   $   75,000   $   90,000   $  105,000   $  120,000   $  135,000
   400,000...........    90,000    120,000      150,000      180,000      210,000      240,000      270,000
   600,000...........   135,000    180,000      225,000      270,000      315,000      360,000      405,000
   800,000...........   180,000    240,000      300,000      360,000      420,000      480,000      540,000
 1,000,000...........   225,000    300,000      375,000      450,000      525,000      600,000      675,000
 1,200,000...........   270,000    360,000      450,000      540,000      630,000      720,000      810,000
 1,400,000...........   315,000    420,000      525,000      630,000      735,000      840,000      945,000
 1,600,000...........   360,000    480,000      600,000      720,000      840,000      960,000    1,080,000
 1,800,000...........   405,000    540,000      675,000      810,000      945,000    1,080,000    1,215,000
 2,000,000...........   450,000    600,000      750,000      900,000    1,050,000    1,200,000    1,350,000
 2,200,000...........   495,000    660,000      825,000      990,000    1,155,000    1,320,000    1,485,000
 2,400,000...........   540,000    720,000      900,000    1,080,000    1,260,000    1,440,000    1,620,000
 2,600,000...........   585,000    780,000      975,000    1,170,000    1,365,000    1,560,000    1,755,000
 2,800,000...........   630,000    840,000    1,050,000    1,260,000    1,470,000    1,680,000    1,890,000
 3,000,000...........   675,000    900,000    1,125,000    1,350,000    1,575,000    1,800,000    2,025,000

     The compensation covered by the Corporation's defined benefit plan for which the above table is provided includes the salary and bonus information set forth in the Summary Compensation Table. The estimated years of benefit service, as of normal retirement at age 65, for the executive officers named in the Summary Compensation Table are: John W. Donehower, 37.0 years; O. George Everbach, 19.7 years; Thomas J. Falk, 40.0 years; Wayne R. Sanders, 37.1 years; and Kathi P. Seifert, 36.2 years. Under the plan, an employee is entitled to receive an annual standard benefit based on years of benefit service and integrated with social security benefits. Benefits under the plan will be limited to the extent required by the Internal Revenue Code of 1986, as amended, with excess benefits over this limitation being paid pursuant to supplemental plans. While these supplemental plans remain unfunded, in 1994 the Board of Directors approved the establishment of a trust and authorized the Corporation to make contributions to this trust in order to provide a source of funds to assist the Corporation in meeting its liabilities under the plans. Each of the executive officers named in the Summary Compensation Table is a participant in these supplemental plans.

     Retirement benefits for participants who have at least five years of vesting service may begin on a reduced basis at age 55, or on an unreduced basis at normal retirement age. Unreduced benefits also are available for participants with 10 years of vesting service at age 62 or as early as age 60 with 30 years of vesting service. The normal form of benefit is a single-life annuity payable monthly.

     Benefits will be actuarially adjusted if the employee receives one of the available forms of joint and survivor or other optional forms of benefit. In addition, each participant in the supplemental plans has the option of receiving an actuarially determined lump sum payment upon retirement after age 55 in lieu of the monthly payments which otherwise would be payable to the participant under the plans. Further, in the event of a change of control of the Corporation or a reduction in the Corporation's long-term credit rating below investment grade, each participant would have the option of receiving the present value of his or her accrued benefits in the supplemental plans at that time in a lump sum, reduced by 10% and 5% for active and former employees, respectively.

     EXECUTIVE SEVERANCE PLAN

     The Corporation's Executive Severance Plan (the "Executive Severance Plan") provides that in the event of termination of a participant's employment with the Corporation for any reason (other than death or disability) within two years after a change of control of the Corporation, as defined in the plan, the participant will receive a cash payment in an amount equal to the sum of (i) three times base salary and the maximum management achievement award, (ii) the value, based on the Corporation's stock price on the date of the change in control or the participant's termination, whichever is greater, of unmatured or unexercised awards or grants under the Corporation's Equity Participation Plans and the Restricted Stock Plan, and (iii) the value of nonvested benefits under the Salaried Employees Incentive Investment Plan and successor plans. The plan also provides for monthly supplemental retirement benefits equal to those that would have accrued had employment continued for an additional three years, for certain relocation costs, and for the continuation of certain other benefits for varying periods of up to three years. The plan also provides for a reduction in its benefits otherwise payable if, due to the application of Section 280G of the Internal Revenue Code of 1986, the reduction would result in equal, or greater net after tax benefits to the participant. The Board has determined the eligibility criteria for participation in the plan. A participant ceases to be a participant in the plan when notified by the Board that it has determined that the participant has ceased to be a key executive for purposes of the plan. The Corporation has agreements under the plan with each executive officer who is named in the Summary Compensation Table.

     CORPORATION'S SEVERANCE PAY PLAN

     The Corporation's Severance Pay Plan generally provides eligible employees (including the executive officers) a lump sum severance payment of one week's pay for each year of employment in the event of involuntary termination without cause. The minimum severance payment is six week's pay and the maximum is 26 week's pay. Benefits under this plan will not be paid to an executive officer in the event benefits are payable under the Executive Severance Plan.

     COMPENSATION OF DIRECTORS

     Directors who are not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies receive an annual cash retainer of $35,000 payable pro rata quarterly in advance, and a daily attendance fee of $1,200 per meeting for each day or fraction thereof spent in attendance at a meeting of the Board or any committee, subject to a maximum of $3,600 for any day on which more than one meeting is held. Pursuant to the Outside Directors' Stock Compensation Plan, these directors also receive 600 shares of common stock of the Corporation on December 31 of each year, and cash dividends and accrued interest thereon are credited to an account maintained by the Corporation. All of the shares granted under this plan, together with all cash dividends and accrued interest, are restricted and nontransferable until, and will be delivered to a director free of restrictions upon, his or her termination as a member of the Board. In addition, the Corporation reimburses these directors for expenses incurred as a result of attending Board or committee meetings. A director who is an officer or an employee of the Corporation or any of its subsidiaries, affiliates or equity companies does not receive any fees for services as a member of the Board or any committee, but is reimbursed for expenses incurred as a result of the service.

     Under the deferred compensation plan for directors of the Corporation, directors who are not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies may make an irrevocable election to defer receipt of all or a portion of their annual cash retainer and meeting fees for any year. Compensation of a director that is deferred under the plan is credited either to a cash account or a stock account, as provided in the election. Amounts allocated to a cash account are converted into cash credits and will earn additional cash credits quarterly at a rate of one-fourth of the per annum rate of either six percent or the rate paid from time to time on six-month U.S. Treasury Bills, whichever is higher. Amounts allocated to a stock account are converted into stock credits equal to the number of shares of common stock of the Corporation which could have been purchased with the amounts. A participant's stock account also is credited with additional stock credits based on the amount of any dividends paid on the Corporation's common stock. Cash credits and stock credits are converted to and paid in cash at the time of distribution on the date elected by a participant, and with respect to stock credits, based on the price of a share of common stock of the Corporation. Stock credits are not shares of stock; no shares of the Corporation's common stock are ever distributed to a participant under the plan; and no participant acquires any rights as a holder of common stock under the plan. All accounts are distributed in one to 20 annual installments, as elected by the participant, or upon death.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE FIVE NOMINEES FOR DIRECTOR.

PROPOSAL 2. APPROVAL OF AUDITOR

     The Audit Committee of the Board of Directors has selected, and the Board of Directors has approved, Deloitte & Touche LLP as the principal independent auditor to audit the financial statements of the Corporation for 2000, subject to ratification by the stockholders. If the stockholders do not approve the selection of Deloitte & Touche LLP, the selection of another independent auditor will be considered by the Audit Committee. Deloitte & Touche LLP has been the independent auditor for the Corporation since its incorporation in 1928.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THIS SELECTION.

COMPLIANCE WITH SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors, executive officers and any persons owning more than 10 percent of a class of the Corporation's stock to file reports with the Securities and Exchange Commission and The New York Stock Exchange regarding their ownership of the Corporation's stock and any changes in ownership. We believe that the Corporation's executive officers and directors complied with their filing requirements for 1999.

2001 STOCKHOLDER PROPOSALS

     Proposals by stockholders for inclusion in the Corporation's 2001 Proxy Statement and form of proxy for the Annual Meeting of Stockholders to be held in 2001 should be addressed to the Secretary, Kimberly-Clark Corporation, P. O. Box 619100, Dallas, Texas 75261-9100, and must be received at this address no later than November 8, 2000. Upon receipt of a proposal, the Corporation will determine whether or not to include the proposal in the Proxy Statement and proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail - return receipt requested.

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

     The Corporation's By-Laws require advance notice for any business to be brought before a meeting of stockholders. In general, for business to properly be brought before an annual meeting by a stockholder (other than in connection with the election of directors; see "Proposal 1. Election of Directors - Stockholder Nominations for Directors"), written notice of the stockholder proposal must be received by the Secretary of the Corporation not less than 75 days nor more than 100 days prior to the first anniversary of the preceding year's annual meeting. Certain other notice periods are provided if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. The stockholder's notice to the Secretary must contain a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, as well as certain other information. Additional information concerning the advance notice requirement and a copy of the Corporation's By-Laws may be obtained from the Secretary of the Corporation at the address provided below.

OTHER MATTERS

     The management of the Corporation knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

                                            By order of the Board of Directors.

                                            /s/ RONALD D. MCCRAY
                                            Ronald D. Mc Cray
                                            Vice President and Secretary

KIMBERLY-CLARK CORPORATION
P. O. Box 619100
Dallas, Texas 75261-9100
Telephone (972) 281-1200

March 8, 2000

[Kimberly Clark Corporation Logo]

                           Invitation to Stockholders

                         Notice of 2000 Annual Meeting

                                Proxy Statement

                                   [GRAPHIC]

                             [KIMBERLY-CLARK CORPORATION LOGO]




                                  DETACH HERE





[KIMBERLY-CLARK CORPORATION LOGO]

                   P.O. BOX 619100, DALLAS, TEXAS 75261-9100
          PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS - APRIL 13, 2000
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     Wayne R. Sanders, O. George Everbach and Ronald D. Mc Cray, or any of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as specified below, all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Kimberly-Clark Corporation, to be held at the Corporation's World Headquarters, 351 Phelps Drive, Irving, Texas on April 13, 2000 at 11:00 a.m. and at any adjournment thereof. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

     Please date, sign and return this proxy promptly. If you plan to attend the meeting, please so indicate in the space provided on the reverse side.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF YOU PREFER TO VOTE SEPARATELY ON INDIVIDUAL ISSUES YOU MAY DO SO BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE.


             IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE

        PLEASE RETURN THIS CARD IN THE SELF-ADDRESSED ENVELOPE PROVIDED.

KIMBERLY-CLARK CORPORATION

c/o EquiServe
P.O. Box 8040
Boston, MA 02266-8040

VOTE BY TELEPHONE

It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683)

Follow these four easy steps:

1.   Read the accompanying Proxy Statement and Proxy Card.

2. Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683). Stockholders residing outside the United States may call collect on a touch-tone phone 1-201-536-8073.

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.   Follow the recorded instructions.

YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!


VOTE BY INTERNET

It's fast, convenient, and your vote is immediately confirmed and posted.


Follow these four easy steps:

1.   Read the accompanying Proxy Statement and Proxy Card.

2.   Go to the Website http://www.eproxyvote.com/kmb

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.   Follow the instructions provided.


YOUR VOTE IS IMPORTANT!
Go to http://www.eproxyvote.com/kmb anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

                                  DETACH HERE


[X] Please mark your
    votes as in the
    example.

It is not necessary to complete the information under proposals 1 and 2 below unless you choose to cause your shares to be voted separately on each matter to be brought before the Annual Meeting of Stockholders.

       [The Board of Directors recommends a vote FOR proposals 1 and 2.]

1.  Election of Directors                                                    2.   Selection of Auditor
    Nominees: (01) Thomas J. Falk, (02) William O. Fifield,
              (03) Wayne R. Sanders, (04) Wolfgang R. Schmitt                FOR  AGAINST  ABSTAIN
              and (05) Randall L. Tobias (terms to expire                    [ ]    [ ]      [ ]
              at 2003 Annual Meeting of Stockholders)

          [  ] FOR       [  ] WITHHOLD
               all            AUTHORITY
              nominees        to vote
                              for all
                              nominees

[ ]                                                                          MARK HERE IF YOU PLAN TO ATTEND THE MEETING  [ ]
------------------------------
FOR all nominees, except vote
withheld for those named above.

                                                                             MARK HERE FOR ADDRESS CHANGE AND NOTE AT      [ ]
                                                                             LOWER LEFT                                    [ ]

                  I WILL BE ACCOMPANIED BY                                      .
                                          --------------------------------------
                  PLEASE SIGN BELOW EXACTLY AS NAME APPEARS HEREON. JOINT OWNER'S
                  SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR,
                  ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS
                  SUCH. IF SIGNING IN THE NAME OF A CORPORATION OR PARTNERSHIP,
                  PLEASE SIGN FULL CORPORATE OR PARTNERSHIP NAME AND INDICATE
                  TITLE OF AUTHORIZED SIGNATORY.




Signature:                     Date:                   Signature:              Date
          --------------------      ------------------           --------------     ------------------------